Exhibit 20.1

CAPITAL ONE MASTER TRUST (RECEIVABLES)
MONTHLY PERIOD : July 2003

Beginning of the Month Principal Receivables :		28,376,862,892.69
Beginning of the Month Finance Charge Receivables :		838,651,539.23
Beginning of the Month Discounted Receivables :		0.00
Beginning of the Month Total Receivables :		29,215,514,431.92

Removed Principal Receivables :		0.00
Removed Finance Charge Receivables :		0.00
Removed Total Receivables :		0.00

Additional Principal Receivables :		634,705,317.04
Additional Finance Charge Receivables :		34,042,019.40
Additional Total Receivables :		668,747,336.44

Discounted Receivables Generated this Period		0.00

End of the Month Principal Receivables :		29,149,434,774.83
End of the Month Finance Charge Receivables :		868,438,749.04
End of the Month Discounted Receivables :		0.00
End of the Month Total Receivables :		30,017,873,523.87

Excess Funding Account Balance		0.00
Adjusted Invested Amount of all Master Trust Series		24,776,119,883.49

End of the Month Seller Percentage		15.00%

CAPITAL ONE MASTER TRUST (DELINQUENCIES AND LOSSES)
MONTHLY PERIOD : July 2003	ACCOUNTS	RECEIVABLES

End of the Month Delinquencies :
30 - 59 Days Delinquent	399,663	477,058,466.00
60 - 89 Days Delinquent	266,449	344,408,327.02
90 + Days Delinquent	479,620	700,689,087.21

Total 30 + Days Delinquent	1,145,732	1,522,155,880.23

Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		5.07%

Defaulted Accounts During the Month	158,998	160,489,030.32

Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		6.64%

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CAPITAL ONE MASTER TRUST (COLLECTIONS)
MONTHLY PERIOD : July 2003	COLLECTIONS	PERCENTAGES

Total Collections and Gross Payment Rate	5,187,186,813.79	17.36%

Collections of Principal Receivables and Principal Payment Rate	4,675,255,547.48	16.12%

Prior Month Billed Finance Charge and Fees	374,814,510.38
Amortized AMF Income	31,431,114.08
Interchange Collected	63,570,507.83
Recoveries of Charged Off Accounts	45,997,416.00
Collections of Discounted Receivables	0.00

Collections of Finance Charge Receivables and Annualized Yield	515,813,548.29	21.34%

CAPITAL ONE MASTER TRUST (AMF COLLECTIONS)
MONTHLY PERIOD : July 2003

Beginning Unamortized AMF Balance		162,781,651.78
+ AMF Slug for Added Accounts	14,022,242.55
+ AMF Collections	27,548,832.10
- Amortized AMF Income	31,431,114.08
Ending Unamortized AMF Balance		172,921,612.35

*  For calculations purposes Beginning of Month Principal Receivables Includes Additional Principal Receivables.

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